UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2018

FORTY SEVEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38554	47-4065674
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1490 O’Brien Drive, Suite A Menlo Park, California		94025
(Address of Principal Executive Offices)		(Zip Code)

(650) 352-4150

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry Into a Material Definitive Agreement

On July 16, 2018, Forty Seven, Inc. entered into a settlement and license agreement with Synthon Biopharmaceuticals B.V., or Synthon. Under the agreement, we agreed to discontinue our ongoing oppositions and challenges at the European Patent Office, or EPO, and the U.S. Patent and Trademark Office, or USPTO, directed towards certain patents licensed by Synthon from Stichting Sanquin Bloedvoorziening, or SSB, that relate to the use of anti-CD47 products in combination with other antibodies to treat cancer. We also agreed to request the withdrawal of such proceedings with the USPTO and EPO. In return Synthon agreed to grant us a non-exclusive, worldwide sublicense to certain patents they have licensed from SSB, including the SSB patents we are opposing at the USPTO and EPO to commercialize a single anti-CD47 product(such as 5F9 or an alternate anti-CD47 product) to treat cancer in combination with other antibodies.

In December 2016 and April 2017, we filed third party observations in an opposition proceeding in the EPO with respect to European Patent No. EP 2 282 772 and in January 2018, petitioned for inter partes review of U.S. Patent No. 9,352,037 in the USPTO, each of which is related to the treatment of cancer with an anti-CD47 antibody or an anti-SIRPα antibody in combination with certain other antibodies. The opposition proceeding was rejected by the EPO and the original opponent appealed the decision. On June 4, 2018, we acquired the opposition against this European patent from the original opponent. Pursuant to the agreement, we and Synthon have each agreed to release the other party (and we have agreed to release SSB) from all claims and liabilities relating to the USPTO and EPO proceedings.

The sublicense grant is subject to the satisfaction of specified conditions, including our withdrawal of the proceedings opposing the above-mentioned SSB U. S. and European patents and the termination of these proceedings by the USPTO and the EPO. Our obligation to withdraw such proceedings and the effectiveness of the release of claims by Synthon and us are subject to (i) SSB agreeing to release us from all claims and liabilities under the USPTO and EPO proceedings and (ii) SSB agreeing to grant us a direct license to the sublicensed patents in the event the license between SSB and Synthon is terminated.

Our sublicense will include the right to further sublicense the applicable patent rights to our collaborators, corporate partners and service providers and will cover one named product, which will be 5F9. We will have the right to replace 5F9 with a different anti-CD47 product in the event of a development failure of 5F9. We will also have an option to expand our rights to cover a follow-on anti-CD47 product in exchange for a specified option exercise fee. Synthon will retain the right to use the licensed patents and to grant other third parties the right to do so.

In exchange for these sublicenses and option rights, we agreed to pay Synthon an aggregate of up to approximately $47 million comprising an upfront payment upon grant of the sublicense and the achievement of future regulatory and commercial milestones which comprise the significant majority of the aggregate payments. If we exercise our option right, we will pay Synthon additional amounts upon the achievement of certain regulatory and commercial milestones related to such follow-on anti-CD47 product. In addition, we will be required to pay Synthon an annual license fee and a royalty of a tiered, low single digit percentage on net sales of any approved licensed products. We have the right to buy out our royalty obligations for each licensed product in full by paying Synthon specified lump sum amounts prior to the occurrence of certain defined events. All payments under the settlement and license agreement are specified in Euros and have been converted into U.S. Dollars based on the exchange rate as of July 16, 2018.

This summary is qualified in its entirety by reference to the text of the settlement and license agreement, which we intend to file as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and is incorporated herein by reference. We also intend to seek appropriate confidential treatment of certain terms and provisions of the settlement and license agreement in connection with the filing of this agreement, in accordance with the procedures of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forty Seven, Inc.

Dated: July 17, 2018	By:	/s/ Mark A. McCamish, M.D.
Mark A. McCamish, M.D.
President and Chief Executive Officer